EXHIBIT 99.1

Intermix Media Signs Agreement to Acquire Leading Affiliate Network Focalex

Addition of 1,000 Focalex Affiliates Expected to Broaden Distribution of

Intermix Network Content and Alena(TM) Products

LOS ANGELES, October 12 — Intermix Media, Inc. (OTC: IMIX) announced today that it has signed an agreement to acquire Focalex, Inc., a leading Internet advertising and affiliate marketing company, for approximately $4 million in cash and stock. Focalex, a profitable company with $3.5 million in revenue last year, is expected to utilize Intermix’s proprietary content, including short films, fun pages, greeting cards, quizzes, and flash games to significantly increase advertising opportunities for its affiliate network. The transaction is subject to customary closing conditions, including financing conditions, and is expected to close in November 2004.

Focalex is a Massachusetts-based company that provides tools, services and technology that website owners utilize to monetize their traffic. Through Focalex’s proprietary Tell-A-Friend (TAF) technology, websites generate revenue from performance marketing when visitors share website content with others. The Focalex network includes over 1,000 online publishers and approximately 300,000 people send and receive content each day through TAF. Through its 50 owned and affiliated websites, Intermix currently reaches more than 17 million unique users a month. The Focalex network is expected to provide additional channels for Intermix to distribute and leverage its more than 40,000 pieces of unique content.

“This acquisition allows us to expand the Intermix network beyond its current boundaries by making our proprietary content and Alena product offers available to Focalex’s thousands of affiliate websites,” said Richard Rosenblatt, CEO of Intermix Media, Inc. “In addition, we expect to leverage our new advertising team to better monetize Focalex’s existing users with the same branded sponsors we are pursuing for our network.”

Under the terms of the transaction announced today, Focalex would become a wholly owned subsidiary of Intermix Media upon closing, and is expected to retain its current name, management team and employees.

About Intermix

Intermix Media is an Internet marketing and entertainment company that combines extensive consumer reach, innovative technologies and superior content to provide advertisers, partners and affiliates with unique access to the mass consumer market. Intermix Media’s two operating units — the Intermix Network and Alena — forge direct relationships with hard-to-reach mainstream consumers through proprietary websites and specialized micromarketing.

The Intermix Network reaches over 17 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site, with nearly 4 million members and 800,000 user logins per day. Grab.com, Intermix’s premier gaming site, is a comprehensive and self-governed casual gaming site. In addition, Intermix Network users share over 500,000 pieces of content per day making it one of the most shared content destinations on the Web.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions about the pending acquisition. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved or that the transaction described herein will be consummated, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, among others, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as well as the following additional factors: the risk that the transaction may not close or that the close may be delayed; the reaction of Focalex’s customers and affiliates to the transaction; Intermix Media’s ability to successfully integrate Focalex’s operations; the risk that the benefits expected to be realized through the acquisition do not materialize, or are only partially realized, due to, among other things, the unwillingness of Focalex affiliates to utilize Intermix content and product offers or to the expected benefits of doing so not being achieved; and the risk of changes in governmental, Web browser or Internet service provider policies affecting commercial electronic communications. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.